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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 11-K

(Mark One)
  [X] ANNUAL REPORT PURSUANT TO SECTION 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

            For the fiscal year ended December 31, 1994

                                      OR

  [_]       TRANSITION REPORT PURSUANT TO SECTION 15(D) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

            For the transition period from       to

            Commission file numbers 2-98306 and 33-13066

     A.     Full title of the plan:

                           THE COMMONWEALTH BUILDER

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                               C-TEC CORPORATION

                              105 Carnegie Center
                          Princeton, New Jersey 08540


   Note: Financial statements, schedules and accountant's report are being filed in paper format under cover of Form SE.
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                             REQUIRED INFORMATION


     (a)  Table of Contents
          Report of Independent Certified Public Accounts

          Statement of Net Assets Available for Benefits
          Statement of Changes in Net Assets Available for Benefits Notes to Financial Statements
          Schedules

     (b)  Exhibits

          The exhibits listed in the Exhibit Index are filed under cover of Form SE.


                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 COMMONWEALTH BUILDER
                                                 EMPLOYEE SAVINGS PLAN

DATE:  July 14, 1995                         BY  /s/ William A. Dorgan

                                                 William A. Dorgan
                                                 Plan Administrator
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                                   FORM 11-K

                                 EXHIBIT INDEX

EXHIBIT NO
DESCRIPTION

23(a)         Consent of Coopers & Lybrand L.L.P.

23(b)         Consent of Parente, Randolph, Orlando, Carey & Associates